EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3
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EXHIBIT A:
The Board of Trustees and Shareholders,
The Bear Stearns Funds:

In planning and performing our audit of the financial statements of the Large Cap Value Portfolio, the Small Cap Value Portfolio, the Balanced Portfolio, the International Equity Portfolio, the High Yield Total Return Portfolio, the Income Portfolio, the Prime Money Market Portfolio, the S&P STARS Portfolio, the Insiders Select Fund, the Focus List Portfolio and Emerging Markets Debt Portfolio (each a "Portfolio" and collectively, the "Portfolios") of the Bear Stearns Funds (the "Fund") for the year ended March
31, 2001 (on which we have issued our reports dated May 17, 2001), we considered the Fund's internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2001.

This report is intended solely for the information and use of management, the Board of Trustees and Shareholders of The
Bear Stearns Funds, and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

DELOITTE & TOUCHE LLP
New York, New York
May 17, 2001




EXHIBIT B:

(1) Income Portfolio
    10f-3 Report
    For the Six Months Ended March 31, 2001

INFORMATION DISPLAYED IN THE FOLLOWING ORDER:
ISSUER; TRADE DATE; SELLING BROKER;
 AMOUNT PURCHASED; PURCHASE PRICE U.S.$; % OF FUND ASSETS;
 % OF ISSUE

General Motors Acceptance Corp.; January 25, 2001; Williams Capital;
 200,000; 100.00;  1.10;
 0.01

Salomom Smith Barney Holdings Co.; January 30, 2001; Salomon Brothers Inc.;
 150,000; 99.332; 0.81;
 0.02



(2) High Yield Total Return Portfolio
    10f-3 Report
    For the Six Months Ended March 31, 2001

INFORMATION DISPLAYED IN THE FOLLOWING ORDER:
ISSUER; TRADE DATE;
 SELLING BROKER; AMOUNT PURCHASED;
 PURCHASE PRICE U.S.$; % OF FUND ASSETS;  % OF ISSUE

Ameristar Casinos, Inc. Corp.; January 30, 2001;
 Deutsche Bank Alex Brown; 2,000,000;
 98.68; 1.87; 0.53

Charter Communications Holdings, LLC and Charter Communications;
 January 5, 2001; Morgan Stanley; 2,000,000;
 99.913; 2.28; 0.22

Holding Capital Corporation; March 9, 2001;
 Deutsche Bank Alex Brown; 2,000,000;
 98.761; 1.67; 0.56

Fleming Companies, Inc.; March 1, 2001;
 Lehman Brothers Inc.; 800,000;
 100,000; 0.68; 0.46

Key Energy Services, Inc.; January 18, 2001;
 Dillon Read (SBC Warburg); 1,500,000
 100,000; 1.49; 0.38

MGM Mirage Inc.; January 24, 2001;
 Morgan Stanley; 800,000
 100,000; 0.77; 0.2



(3) Balanced Portfolio
    10f-3 Report
    For the Six Months Ended March 31, 2001

INFORMATION DISPLAYED IN THE FOLLOWING ORDER:
ISSUER; TRADE DATE;
 SELLING BROKER; AMOUNT PURCHASED;
 PURCHASE PRICE U.S.$; % OF FUND ASSETS;  % OF ISSUE

General Motors Acceptance Corp.; January 25, 2001;
 Williams Capital; 75,000;
 100.00;  0.01; 0.01

Salomom Smith Barney Holdings Co.; January 30, 2001;
 Salomon Brothers Inc.; 50,000;
 99.332; 0.01; 0.02